Exhibit 99.1

Contacts:	Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. SHAREHOLDERS ELECT

NELDA LUCE BLAIR AND RE-ELECT FIVE OTHERS TO THE BOARD

CONROE, TEXAS – MAY 24, 2019 – Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) (the “Company” or “Spirit”), the holding company for Spirit of Texas Bank, today announced that Nelda Luce Blair was elected to the Spirit Board of Directors at the Company’s annual meeting of shareholders held on May 23, 2019.

Dean O. Bass, Spirit’s Chairman and Chief Executive Officer, stated, “We are pleased with the election of our slate of board members at this year’s annual meeting of shareholders. Ms. Blair has served as a trusted advisor of the Company since March 1, 2019 and we are delighted to add Nelda to the Spirit Board of Directors. She is a fifth-generation Texan, a triple board-certified attorney, owner of The Blair Law Firm, and is very involved in numerous high-profile state and community boards, foundations and committees, including serving on the current Board of Regents at Stephen F. Austin State University. Nelda embodies the Spirit motto of ‘Texans helping Texans’ in her daily life, and I am confident that she will continue to add valuable insights and perspectives as the newest member of our Board.”

Ms. Blair’s legal and professional experience include: President/Owner of The Blair Law Firm since 1987; a legal consultant, local counsel, government liaison, and expert witness; fund raising campaigns for educational awareness; periodic legal commentator on FOXNews, CNN, MSNBC, Court TV, Houston FOX 26. Prior to 1987, her career activities included stints at the Montgomery County Attorney’s Office Prosecutor for Specialized Real Estate Division and legal advisor and liaison for the Commissioners Court/Tax Assessor; associate attorney at Hope & Mayes Holbrook; and associate attorney at Kaufman & Becker. Ms. Blair received her J.D. from University of Houston Law Center in 1983 after receiving her B.A. (Pre-Law, Economics, Sociology) from Baylor University in 1980.

Additionally, David M. McGuire, Thomas Jones, Jr., Leo T. Metcalf, III, William K. Nix and Allen C. Jones, IV were all re-elected to the Spirit Board of Directors. Ms. Blair was also named as the newest member of the Board of Directors of Spirit of Texas Bank.

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Spirit of Texas Bank has 29 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, San Antonio-New Braunfels and Corpus Christi metropolitan areas, along with offices in North Central Texas. Please visit https://www.sotb.com for more information.

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